                          PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG


                           CABLE TV FUND 11-B, LTD.,
                                   as Seller

                             JONES INTERCABLE, INC.

                                      AND

                       GLOBAL ACQUISITION PARTNERS, L.P.
                                    as Buyer
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                               TABLE OF CONTENTS

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1.     PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . 1

       1.01    Transfer of Assets . . . . . . . . . . . . . . . . . . . . . 1
       1.02    Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . 2
       1.03    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . 3

2.     CLOSING DATE; PURCHASE PRICE, PAYMENT AND ADJUSTMENTS  . . . . . . . 5

       2.01   Closing; Date Location  . . . . . . . . . . . . . . . . . . . 5
       2.02   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . 5
       2.03   Payment of the Purchase Price . . . . . . . . . . . . . . . . 5
       2.04   Allocation of Purchase Price  . . . . . . . . . . . . . . . . 5
       2.05   Adjustments to the Purchase Price; Prorations . . . . . . . . 6
       2.06   Non-Competition Agreements  . . . . . . . . . . . . . . . . . 8

3.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER  . . . . . . . . 9

       3.01   Partnership Standing  . . . . . . . . . . . . . . . . . . . . 9
       3.02   Authorization . . . . . . . . . . . . . . . . . . . . . . . . 9
       3.03   Financial Statements  . . . . . . . . . . . . . . . . . . .  10
       3.04   Title to Assets . . . . . . . . . . . . . . . . . . . . . .  10
       3.05   The Acquired Systems  . . . . . . . . . . . . . . . . . . .  10
       3.06   Franchises  . . . . . . . . . . . . . . . . . . . . . . . .  14
       3.07   Pole Attachment Agreements  . . . . . . . . . . . . . . . .  15
       3.08   Head-end Sites and Office Locations . . . . . . . . . . . .  16
       3.09   Other Contracts and Leases  . . . . . . . . . . . . . . . .  17
       3.10   Agreements with Employees . . . . . . . . . . . . . . . . .  17
       3.11   Litigation or Judgments . . . . . . . . . . . . . . . . . .  17
       3.12   Tax Returns and Payments  . . . . . . . . . . . . . . . . .  18
       3.13   Compliance with Laws  . . . . . . . . . . . . . . . . . . .  18
       3.14   Adverse Developments  . . . . . . . . . . . . . . . . . . .  18
       3.15   Condition of Assets to be Acquired and Insurance  . . . . .  18
       3.16   Patents, Trademarks and Copyrights  . . . . . . . . . . . .  19
       3.17   Labor Relations . . . . . . . . . . . . . . . . . . . . . .  19
       3.18   Restoration . . . . . . . . . . . . . . . . . . . . . . . .  19
       3.19   Bulk Sales Compliance . . . . . . . . . . . . . . . . . . .  20
       3.20   Right of First Refusal  . . . . . . . . . . . . . . . . . .  20
       3.21   Environmental Matters . . . . . . . . . . . . . . . . . . .  20
       3.22   HSR Act Filing  . . . . . . . . . . . . . . . . . . . . . .  20
       3.23   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .  21




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                         TABLE OF CONTENTS (Continued)

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4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER . . . . . . . .  21

       4.01   Status, Power and Authority . . . . . . . . . . . . . . . .  21
       4.02   Authorization of Agreement  . . . . . . . . . . . . . . . .  21
       4.03   Litigation  . . . . . . . . . . . . . . . . . . . . . . . .  22
       4.04   HSR Act Filing  . . . . . . . . . . . . . . . . . . . . . .  22
       4.05   Consummation of Agreement . . . . . . . . . . . . . . . . .  22

5.     CONDUCT OF BUSINESS OF ACQUIRED SYSTEMS PENDING CLOSING AND
       ADDITIONAL COVENANTS OF SELLER . . . . . . . . . . . . . . . . . .  22

       5.01   Maintenance of Business . . . . . . . . . . . . . . . . . .  22
       5.02   Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  23
       5.03   Organization  . . . . . . . . . . . . . . . . . . . . . . .  24
       5.04   Access for Investigation  . . . . . . . . . . . . . . . . .  24
       5.05   Notice  . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       5.06   Consummation of Agreement . . . . . . . . . . . . . . . . .  24
       5.07   Cooperation with Buyer  . . . . . . . . . . . . . . . . . .  24
       5.08   Accounts List . . . . . . . . . . . . . . . . . . . . . . .  25
       5.09   FCC Approval  . . . . . . . . . . . . . . . . . . . . . . .  25
       5.10   Certificates  . . . . . . . . . . . . . . . . . . . . . . .  25
       5.11   Third-Party Consents  . . . . . . . . . . . . . . . . . . .  25
       5.12   Approval of Franchise Authorities . . . . . . . . . . . . .  25
       5.13   FCC and Other Regulatory Compliance . . . . . . . . . . . .  26
       5.14   Approval of Lessors . . . . . . . . . . . . . . . . . . . .  26
       5.15   Employees . . . . . . . . . . . . . . . . . . . . . . . . .  26
       5.16   Transitional Billing Services . . . . . . . . . . . . . . .  27
       5.17   Financial Statements  . . . . . . . . . . . . . . . . . . .  27

6.     CONDITIONS TO CLOSING - BUYER  . . . . . . . . . . . . . . . . . .  27

       6.01   Conditions to Obligations of Buyer  . . . . . . . . . . . .  27

7.     CONDITIONS TO CLOSING - SELLER . . . . . . . . . . . . . . . . . .  29

       7.01   Conditions to Obligations of Seller . . . . . . . . . . . .  29

8.     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

       8.01   Action to be Taken at and after Closing . . . . . . . . . .  31

9.     REAL ESTATE PRORATION AND ADJUSTMENT ITEMS . . . . . . . . . . . .  32

10.    DAMAGE TO PROPERTY AND RISK OF LOSS. . . . . . . . . . . . . . . .  32




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                         TABLE OF CONTENTS (Continued)

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11.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION  . . .  33

       11.01  Survival of Representations and Warranties  . . . . . . . .  33
       11.02  Indemnification . . . . . . . . . . . . . . . . . . . . . .  33
       11.03  Indemnification with Respect to Third-Party Claims  . . . .  34

12.    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

       12.01  Termination by Mutual Agreement . . . . . . . . . . . . . .  37
       12.02  Buyer's Default . . . . . . . . . . . . . . . . . . . . . .  38
       12.03  Seller's Default  . . . . . . . . . . . . . . . . . . . . .  38
       12.04  Termination by Buyer or Seller  . . . . . . . . . . . . . .  38

13.    NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

14.    BROKERAGE COMMISSION . . . . . . . . . . . . . . . . . . . . . . .  40

15.    LAWS GOVERNING . . . . . . . . . . . . . . . . . . . . . . . . . .  40

       15.01  Laws Governing  . . . . . . . . . . . . . . . . . . . . . .  40
       15.02  Consent to Jurisdiction . . . . . . . . . . . . . . . . . .  40

16.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .  40

       16.01  Counterparts; Telecopy  . . . . . . . . . . . . . . . . . .  40
       16.02  Assignment  . . . . . . . . . . . . . . . . . . . . . . . .  41
       16.03  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .  41
       16.04  Interpretation  . . . . . . . . . . . . . . . . . . . . . .  41
       16.05  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  41
       16.06  Confidentiality . . . . . . . . . . . . . . . . . . . . . .  42
       16.07  Public Announcements  . . . . . . . . . . . . . . . . . . .  42
       16.08  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       16.09  Partial Invalidity  . . . . . . . . . . . . . . . . . . . .  43
       16.10  Incorporation by Reference  . . . . . . . . . . . . . . . .  43
       16.11  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . .  43




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



                        INDEX OF SCHEDULES AND EXHIBITS



Schedules

  1.03               Excluded Assets
  3.02               Consents
  3.03               Financial Statements
  3.04               Liens and Encumbrances
  3.05               The Acquired Systems
  3.06               Franchises
  3.07               Pole Attachment Agreements
  3.08               Real Property
  3.09               Other Contracts and Leases
  3.10               Agreements with Employees
  3.12               Tax Returns and Payments
  3.15               Condition of Assets and Insurance
  3.17               Labor Relations
  3.20               Rights of First Refusal
  3.21               Environmental Matters





Exhibits

   A                 Non-Competition Agreement
   B                 Opinion of Seller's Counsel
   C                 Opinion of Seller's FCC Counsel
   D                 Opinion of Buyer's Counsel
   E                 Letter of Credit





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                                   AGREEMENT

         THIS AGREEMENT, made this 6th day of October, 1995, by and among CABLE TV FUND 11-B, LTD., a Colorado limited partnership ("Seller"), GLOBAL ACQUISITION PARTNERS, L.P., a Delaware limited partnership ("Buyer") and, solely with respect to its obligations in Section 11 hereof, Jones Intercable, Inc. ("Jones").

                                    RECITALS

         WHEREAS, Seller owns and operates cable television ("CATV") systems serving the Village of Barker, Town of Clarence, Town of Elma, Town of Lancaster, Village of Lancaster, City and Town of Lockport, Town of Newfane, Town and Village of Orchard Park, and Town of Somerset, all in the State of New York (the "Acquired Systems"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and conditions hereinafter set forth, all of the assets of Seller used by, or useful to, Seller in connection with the operation of the Acquired Systems, except the Excluded Assets (as defined in Section 1.03); and

         WHEREAS, Jones is the general partner of Seller.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and each act done pursuant hereto, the parties hereto, intending to be legally bound, do represent, warrant, covenant and agree as follows:

1.   PURCHASE AND SALE OF ASSETS.

         1.01    Transfer of Assets.

         On the Closing Date, as defined in Section 2.01, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of the assets of Seller of every kind and character, real, personal, tangible, intangible or mixed, used by, or useful to, Seller in connection with the operation of, the Acquired Systems in existence on the Closing Date (the "Assets to be Acquired"), which shall include, but not be limited to, the following:

                 (a) All items of tangible personal property owned or leased and used by Seller in connection with the operation of the Acquired Systems, including all equipment associated with receiving and distributing signals at the head-end sites, and all other antennas and down leads and all electronic equipment, head-end amplifiers and associated equipment, line amplifiers, aerial and underground trunk and feeder line cable, distribution plant, programming

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
signal decoders for each satellite service which scrambles its signal, converters, housedrops, including disconnected housedrops, installed subscriber devices, utility poles, local origination equipment (wherever located), test equipment, machinery, spare equipment and parts inventory, housedrop equipment inventory, system design and engineering maps and drawings, supplies, vehicles and trailers (to be transferred under fee title and not under lease), furnishings and other personal property of any nature, and all leasehold and rights-of-way in real property, buildings and improvements and construction-in-progress, towers, fixtures, poles, vaults and pedestals.

                 (b) All of the rights of Seller to, in and under any and all subscription contracts with subscribers for CATV service; except as provided in Section 1.03, all instruments and agreements for the purchase, sale or other receipt or distribution of programming, news, data and microwave relay signals which Buyer expressly agrees to include among the Assets to be Acquired at Closing; and all of the Franchises (as herein defined) and any franchise applications; all of the Pole Attachment Agreements (as herein defined) and all retransmission consent agreements which Buyer expressly agrees to include among the Assets to be Acquired at Closing; all variances, easements, right-of-way agreements, licenses, registrations, copyright notices, signal registration and other statements, construction and other permits, leases, including leases of all head-end sites, and all other contracts or agreements relating to the Acquired Systems.

                 (c) All options, claims, contract rights and trade secrets; all goodwill; all subscriber accounts receivable for all periods prior and subsequent to Closing; subscriber lists and subscription contracts of the Acquired Systems; and all books and records which relate to the operation of the Acquired Systems (including, without limitation, subscriber records, vendor records, accounting records, accounts payable records, accounts receivable records, general ledgers and any other documents necessary to support a regulatory filing).

         1.02    Assumed Liabilities.

         At the Closing on the Closing Date, Buyer shall assume, by instruments of assumption reasonably satisfactory to counsel for Seller, and discharge at the Closing or as they become due and payable, the following liabilities and obligations of Seller and no others:

                 (a) All obligations of the Seller arising after the Closing Date under the Franchises, Leases and Rights-of-Way, Pole Attachment Agreements, licenses, and any agreements, consents, permits and other instruments relating to the Acquired Systems and in existence on the Closing Date and entered into in the ordinary course of business to the extent included in the Assets to be Acquired;

                 (b) Those liabilities and obligations of Seller shown on the June 30, 1995 balance sheets of Seller as current liabilities, part of
Schedule 3.03 attached thereto, to the extent that such liabilities are so shown and have not been paid prior to the Closing Date, unless as of the Closing Date, such liabilities no longer meet the definition of a current liability in




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
accordance with generally accepted accounting principles ("GAAP"), and other than any liabilities secured by any of the Assets to be Acquired;

                 (c) All unpaid liabilities and obligations of the Seller incurred in its operations in the ordinary course of business from the date of the June 30, 1995 balance sheets to the Closing Date which would appear as current liabilities on a balance sheet prepared in accordance with GAAP and are identified by name and amount on a schedule to be delivered by Seller to Buyer on the Closing Date, other than any liabilities secured by the Assets to be Acquired; and

                 (d) The remaining capital lease obligations of Seller under that certain Lease Agreement dated as of March 1, 1989 between the Town of Lancaster Industrial Development Agency and Athlete's Den Incorporated (the "Lancaster Capital Lease Agreement"), which was assigned to and assumed by Seller pursuant to that certain Assignment and Assumption of Lease dated July 1, 1993. As of June 30, 1995, the remaining capital lease obligations of Seller under the Lancaster Capital Lease Agreement were $552,172.

The liabilities and obligations described in this Section 1.02 so and to the extent to be assumed by Buyer shall be herein referred to as "Assumed Liabilities."

         Buyer shall assume only those Assumed Liabilities specifically stated in this Section 1.02 and no others. Without limiting the foregoing, Buyer shall not assume or become liable for (i) any income, profits, franchise, sales, use, occupation, property, excise, ad valorem or any other tax to which the Assets to be Acquired are subject prior to the Closing Date or to which Seller is subject, and Buyer shall not assume or become liable for any liability or tax due as a result of any contest, audit or other tax proceeding involving Seller or the Assets to be Acquired for any taxable period ending on or prior to the Closing Date, except as otherwise provided herein, (ii) any liabilities relating to the Excluded Assets, (iii) any liability for franchise fees, pole attachment fees, leasehold rentals, any obligation for wages, commissions, overtime, vacation and holiday pay, sick pay, bonuses, other employee benefits or any pension withdrawal liability, any on-going workers' compensation benefits for any accident arising prior to the Closing Date except for accrued overtime, sick pay, vacation pay, holiday pay or other employee benefits treated as a current liability under Section 2.05(a)(xii) hereof, or any obligation under any employment agreement or employment-at-will relationship other than obligations arising from and after the Closing Date, (iv) any liability or obligation under any collective bargaining agreement in existence prior to or as of the Closing Date, regardless of whether the liability or obligation arises prior to or after the Closing Date, or (v) any liability or obligation of Seller which is not a current liability as defined under GAAP.

         1.03    Excluded Assets.

         Notwithstanding the foregoing, it is specifically agreed that the following assets are excluded from the Assets to be Acquired (collectively, the "Excluded Assets"):




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
                 (a) cash and cash equivalents on hand or in the bank accounts of Seller;

                 (b) the satellite programming agreements and agreements which Seller maintains with any of its respective suppliers of programming;

                 (c) any retransmission consents, must carry or will carry agreements which Seller maintains (collectively, the "Broadcast Signal Agreements"), except as otherwise agreed by Buyer pursuant to written notice to the Seller given no later than ten (10) days prior to the Closing Date to the effect that the agreements named in such notice are to be included among the Assets to be Acquired at Closing with no increase in the Purchase Price therefor (the "Acquired Broadcast Signal Agreements"); provided, however, that Buyer may not designate as Acquired Broadcast Signal Agreements any Broadcast Signal Agreements that relate to broadcast signals which are carried on other Jones cable systems; and provided further that Seller shall not be required to obtain the consents to the assignment of the Acquired Broadcast Signal Agreements to the Buyer unless Buyer notifies Seller that they shall be included in the Assets to be Acquired within 30 days after the date hereof;

                 (d) all documents relating to the legal existence of the Seller;

                 (e) insurance policies, intercompany receivables, letters of credit and surety bonds;

                 (f) all claims, rights and interest in and to any refunds for federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date, including, without limitation, fees paid to the United States Copyright Office;

                 (g) any books and records that Seller is required by law to retain, subject to the right of Buyer to have access to and to copy for a reasonable period, not to exceed five years from the Closing Date, and other books and records related to internal corporate matters and financial relationships with Seller's lenders, provided that nothing herein shall limit Buyer's right to receive at Closing copies of all documents, books and records necessary in connection with the operation of the Business;

                 (h) the trademarks, trade names, service marks and all other information and similar intangible assets relating to Seller or the Acquired Systems;

                 (i) contracts and agreements relating to Seller's subscriber billing system and all equipment related thereto;

                 (j) that certain office building located at 37 Central in Lancaster, New York; and

                 (k)      The rights, assets and properties described on
Schedule 1.03.




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2.   CLOSING DATE: PURCHASE PRICE, PAYMENT AND ADJUSTMENTS.

         2.01    Closing Date and Location.

         The consummation of the transfer and delivery of the Assets to be Acquired to Buyer and the receipt of the consideration therefor by Seller shall constitute the "Closing." Unless otherwise mutually agreed to by the parties, the Closing shall take place at 10:00 a.m., local time, at the offices of Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112. The parties agree to close the transactions contemplated by this Agreement upon a date designated in a Closing Notice, as herein defined, which in no event shall be sooner than ten (10) business days after each party's receipt of such Closing Notice, and after all of the conditions to Closing set forth in Sections 6 and 7 have been satisfied or waived, whichever shall later occur, which specified date and time shall constitute the "Closing Date." Either Buyer or Seller may deliver notice in writing to the other parties hereto setting a Closing Date in accordance with this Section 2.01 (a "Closing Notice"). The effective date of the sale of the Acquired Systems shall be at the close of business on the Closing Date and all prorations and allocations provided for hereunder shall be made as of the close of business on the Closing Date, except as otherwise agreed in writing by the parties. Notwithstanding the foregoing, this Agreement may be terminated pursuant to Section 12 hereof if the Closing has not occurred by September 30, 1996.

         2.02    Purchase Price.

         Buyer shall acquire and accept the Assets to be Acquired from Seller and shall pay to Seller the aggregate amount of Eighty-Four Million Dollars ($84,000,000) for the Assets to be Acquired (the "Purchase Price"), subject to adjustment pursuant to the provisions of Section 2.05.

         2.03    Payment of the Purchase Price.

         On the Closing Date, Buyer will pay to Seller an amount equal to the Purchase Price as adjusted at Closing pursuant to the provisions of Section
2.05 in immediately available funds by wire transfer.

         2.04    Allocation of Purchase Price.

         The Purchase Price shall be allocated among the Assets to be Acquired based upon an appraisal to be obtained prior to the Closing. The parties agree to engage Kane Reece Associates, Inc. ("KRA") or, if unavailable, Malarky-Taylor Associates, to prepare such appraisal, and agree to share equally the costs of the appraisal. The parties shall cause the appraiser to consult with Buyer and Seller during the preparation of such appraisal, and the appraiser shall deliver the final appraisal to Buyer and Seller simultaneously. Buyer and Seller agree to be bound by such allocation and to file all returns and reports in respect of the




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
         3.09    Other Contracts and Leases.

         Schedule 3.09 lists each existing contract, agreement, lease, permit, consent, license, microwave agreement or commitment, including pole line agreements, whether written or oral, affecting or relating to the Acquired Systems (the "Agreements") other than the Excluded Assets; the Franchises; the Pole Attachment Agreements; the Leases and Rights-of-Way; subscription agreements with individual residential subscribers for the cable services provided in the ordinary course of business, which may be canceled by Seller without penalty on not more than 30 days notice; miscellaneous service contracts terminable at will without penalty; other contracts or agreements relating to the Acquired Systems not involving either aggregate liabilities under all such agreements exceeding $25,000 or any material nonmonetary obligation; and programming agreements. Each of the Agreements is in full force and effect in accordance with its terms. Without limiting the foregoing, the Acquired Systems and all equipment and real property used in connection therewith are now being utilized, operated and maintained in conformity in all material respects with the provisions of the Agreements. Seller has not in any manner failed to so utilize, operate and maintain the Acquired Systems in a manner which could now or hereafter result in cancellation or termination of, or liability for damages under, the Agreements, nor is Seller in default in any material respect in the performance of one or more of its obligations pursuant to the Agreements.

         3.10    Agreements with Employees.

                 (a) Except as set forth on Schedule 3.10, Seller is not a party to any employment agreement, written or oral, which cannot be terminated at will by Seller, and, except as set forth on Schedule 3.10, Seller has not had and currently does not have any pension or profit sharing or other employee benefit plan for its employees. True, correct and complete copies of all agreements and plans listed on Schedule 3.10 hereto have heretofore been delivered by Seller to Buyer.

                 (b) The names, titles and rates of compensation of all of the employees of Seller are listed on Schedule 3.10.

                 (c) Seller's policy with respect to the amount of vacation time earned by employees is set forth on Schedule 3.10.

         3.11    Litigation or Judgments.

         Except as set forth in the Schedules to this Agreement, there is no litigation, at law or in equity, or any proceedings before any commission, agency or other governmental authority, pending or, to Seller's knowledge, after due inquiry, threatened against Seller or the Acquired Systems, and, to Seller's knowledge, after due inquiry, no facts or circumstances exist which could reasonably be expected to give rise to any such litigation or proceedings.




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
         3.12    Tax Returns and Payments.

         With respect to the Acquired Systems, Seller has timely and properly filed or caused to be filed all tax returns which it is or has been required to file on or prior to the date hereof by any jurisdiction to which it is or has been subject, all such tax returns being true, correct and complete in all material respects. All income, unemployment, social security, franchise, property and other taxes levied, assessed or imposed upon Seller or the Acquired Systems by the United States, or any state, or governmental sub-division of either, to the extent due and payable and not contested by Seller, have been timely and properly paid to date, and no liability exists for deficiencies. Except as set forth on Schedule 3.12 attached hereto, there are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return of Seller for any period. Except as set forth on Schedule 3.12, to Seller's knowledge, after due inquiry, no tax deficiencies have been determined, nor proposed tax assessments charged, against Seller (nor is there any reasonable basis therefor). Seller has made or caused to be made all withholdings of taxes required to be made, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose. True, correct and complete copies of the federal, state and local tax returns of Seller for the Acquired Systems for all income, gross receipts, franchise and property taxes for the last three (3) fiscal years have been delivered to Buyer.

         3.13    Compliance with Laws.

         Seller is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations, orders, writs, injunctions, ordinances or decrees of any governing authority, federal, state or local court, or of any municipal or governmental department, commission, board, bureau, agency or municipality having jurisdiction over it or the Acquired Systems.

         3.14    Adverse Developments.

         Since June 30, 1995, (i) no material adverse change has occurred with respect to the Acquired Systems or their financial conditions or operations, taken as a whole, other than any change arising out of events or conditions that affect the CATV industry generally, and (ii) there has been no material damage, destruction, loss or other casualty to the Assets to be Acquired, taken as a whole, that has not been repaired or replaced.

         3.15    Condition of Assets to be Acquired and Insurance.

         The Acquired Systems, both as integrated systems and in their respective component parts, are operated and maintained in a proper manner; are free from any material (either individually or in the aggregate) defects of workmanship or material in light of its age and the use to which it has been put; and meet in all material respects the requirements of: (i) the Franchises, (ii) the Pole Attachment Agreements, (iii) the Agreements, and (iv) all applicable technical standards, rules, regulations and orders of federal, state and local governing or regulatory authorities. The Assets to be Acquired are all in good operating condition, reasonable wear and tear excepted. None of the cable used in the Acquired Systems requires any rearrangement or rehabilitation other than routine system maintenance. The Assets to be Acquired include such spare parts as are necessary in order to permit the operation of the Acquired Systems without material interruption for a thirty-day period. Except as set forth on
Schedule 3.15, the Assets to be Acquired are and have been insured, and all such insurance policies are in full force and effect, are on an "occurrence" basis, and are in terms and scope and amounts which are customary in accordance with industry standards for CATV systems of comparable size. Seller has not received any notice of cancellation with respect to such policies. During the past three (3) years, no application by Seller for insurance with respect to the Assets to be Acquired has been denied for any reason. Seller has provided Buyer with copies of the loss claims history of Seller for the past three (3) years.

         3.16    Patents, Trademarks and Copyrights.

         The operation of the Acquired Systems by Seller does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, patent, patent right, license, trade secret or franchise, and there is not pending or, to Seller's knowledge, after due inquiry, threatened any action with respect to any such infringement or breach.

         3.17    Labor Relations.

         Except as set forth on Schedule 3,17, the employees of Seller are not parties to any collective bargaining agreement. This Agreement and the transactions contemplated hereunder shall not obligate Buyer to recognize any union or to assume any collective bargaining agreement that applies to Seller's employees. There currently are not, nor in the past five years have there been, any grievances, unfair labor practice claims, disputes or controversies with any union, or threats of strikes, work stoppages or any pending demands for collective bargaining by any union. Seller has received no notice of any grievances, unfair labor practice claims, disputes or controversies with any other organization of Seller's employees, or threats of strikes, work stoppages or any pending demands for collective bargaining by any such organization.

         3.18    Restoration.

         No material restoration, repaving, repair or other work is required to be made by Seller to any street, sidewalk or abutting or adjacent area pursuant to the requirements of any ordinance, code, permit, easement or contract relating to the installation, construction or operation of the Acquired Systems. No property of any person or entity has been damaged, destroyed, disturbed or removed in the process of construction or maintenance of the Acquired Systems which has not been, or will not be, prior to Closing, repaired, restored or replaced, or, if not repaired, restored or replaced, for which an adequate reserve has not been accrued by the Seller prior to Closing.

         3.19    Bulk Sales Compliance.

         Seller shall comply, in connection with the sale and transfer of the Assets to be Acquired pursuant to this Agreement, with any applicable law pertaining to bulk sales or transfers.

         3.10    Right of First Refusal.

         Except as set forth on Schedule 3.20, no person or entity has any option, warrant or right of first refusal to purchase either the Acquired Systems or any of the Assets to be Acquired.

         3.21    Environmental Matters.

         Except as set forth on Schedule 3.21, Seller has complied and is in compliance in all material respects with all applicable federal, state and local laws, regulations and ordinances relating to protection of human health and the environment ("Environmental Laws"), including those related to hazardous substances, wastes, discharges, emissions, disposals, dumping, burial or other forms of disposal, as defined by the Environmental Laws. Except as set forth on Schedule 3.2.1, there are no current or pending claims, administrative proceedings, judgments, declarations or orders relating to violations of Environmental Laws or to the presence of Hazardous Substances (as defined by the Environmental Laws) on, in or under the owned or leased real property of Seller. No hazardous waste has been dumped, buried, discharged or disposed of on, in or under the owned or leased real property of Seller by Seller or, to the best knowledge of Seller, by any other person or entity. Except as set forth on Schedule 3.21, neither Seller nor, to the best knowledge of Seller, any third party has installed or placed on, under or in the owned real property or the leased real property of Seller: (i) any treatment, storage, recycling or disposal facility for any hazardous waste as that term is defined under 40 CFR
Part 261 or any state equivalent; (ii) any underground storage tanks, in use or abandoned; or (iii) any polychlorinated biphenyls (PCBs) in any hydraulic oils, transformers, capacitors or other electrical equipment.

         3.22    HSR Act Filing.

         Seller shall cooperate reasonably with Buyer and, to the extent required, shall file or cause to be filed with the Federal Trade Commission ("FTC") and the Department of Justice ("DOJ") within thirty (30) days after the date hereof a notification and report on behalf of Seller, completed in accordance with applicable law and regulations, with respect to the transactions contemplated hereby, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder .Seller agrees to use its best efforts to comply with any additional requests for information, whether formal or informal, under the HSR Act; provided, however, that, notwithstanding such efforts, if the FTC or the DOJ has not certified as complete each party's compliance with a formal second request under the HSR

Act by the Termination Date, as herein defined, then Seller may terminate this Agreement without further obligation hereunder.

         3.23    Disclosure.

         No representation or warranty by Seller in this Agreement or any Schedule or Exhibit, or any statement, list or certificate furnished or to be furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Acquired Systems with proper material information as to the Assets to be Acquired and the business of Seller.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

         Buyer represents and warrants that the following representations and warranties are true and correct as of the date hereof and will also be true and correct on the Closing Date, in addition to which it covenants with Seller that:

         4.01    Status, Power and Authority.

         Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the partnership power and authority to own and lease its properties and to conduct its business as currently conducted and to acquire the Assets to be Acquired.

         4.02     Authorization of Agreement.

                 (a) Buyer has taken all necessary action to authorize and approve this Agreement, the consummation of the transactions contemplated hereby and the performance by Buyer of all of the terms and conditions hereof on the part of Buyer to be performed. The execution and delivery by Buyer of this Agreement and each and every other agreement, instrument, certificate or document to which Buyer is a party that is to be executed, delivered and performed by Buyer pursuant thereto (collectively, "Buyer Transaction Documents"), and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Buyer, or (ii) conflict with any of the provisions of the charter documents of Buyer, or (iii) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which Buyer is a party or by which it is bound.

                 (b) This Agreement and the Buyer Transaction Documents, when executed and delivered by Buyer, will have been duly authorized, executed and delivered by Buyer, and this Agreement constitutes, and the Buyer Transaction Documents, when executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         4.03    Litigation.

         There is no litigation, at law or in equity, or any proceedings before any commission or other governmental authority, pending or, to the knowledge of Buyer, after due inquiry, threatened against Buyer which could reasonably be expected to impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

         4.04    HSR Act Filing.

         Buyer shall, to the extent required, file or cause to be filed with the FTC and the DOJ within thirty (30) days after the date hereof a notification and report form on behalf of Buyer, completed in accordance with applicable law and regulations, with respect to the transactions contemplated hereby, pursuant to the HSR Act and the rules promulgated thereunder. Buyer agrees to use its best efforts to comply with any additional requests for information, whether formal or informal, under the HSR Act; provided, however, that, notwithstanding such efforts, if the FTC or the DOJ has not certified as complete each party's compliance with a formal second request under the HSR Act by the Termination Date, then Buyer may terminate this Agreement without further obligation hereunder.

         4.05    Consummation of Agreement.

         Buyer shall use commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

5. CONDUCT OF BUSINESS OF ACQUIRED SYSTEMS PENDING CLOSING ADDITIONAL COVENANTS OF SELLER.

         Seller covenants and agrees with Buyer that from the date hereof to and including the Closing Date:

         5.01    Maintenance of Business.

         Seller shall continue to operate the Acquired Systems, shall maintain the Assets to be Acquired (including the maintaining of a level of inventory of spare equipment and parts which is adequate for the continued operation of the Acquired Systems for a thirty-day period) and shall keep all of its business books, records and files, all in the ordinary course of business in accordance with past practices consistently applied and in accordance with the capital budget and operating budget delivered by Seller to Buyer; provided, however, that Seller shall have the right to make payment in full of all outstanding obligations under the Lancaster Capital Lease Agreement in order to obtain unencumbered fee simple title to the real property subject to such lease in anticipation of transferring such real property to Buyer at Closing in the event Seller is unable to obtain consent to the assignment of the Lancaster Capital Lease Agreement. Seller shall not sell, transfer or assign any assets except in the ordinary course of business and for full and fair value. Seller shall not permit the creation of any lien, charge or encumbrance on any of its assets that would survive the Closing other than the lien of current taxes not yet due and payable. Seller shall not initiate or otherwise cause any other person to initiate any action to amend or cancel, nor permit any other person to take any action to amend or cancel, any of the Franchises, the Pole Attachment Agreements or the Agreements without the prior written consent of Buyer; provided, however, that Seller shall use its reasonable efforts to renew any Franchises currently held under temporary operating authority as disclosed on Schedule 3.06. Promptly after becoming aware thereof, Seller shall notify Buyer of any action taken or proposed to be taken by a person other than Seller to amend or cancel any of the Franchises, the Pole Attachment Agreements or the Agreements. Seller shall not enter into any contract or commitment nor incur any indebtedness or other liability or obligation of any kind relating to the Acquired Systems which is not in the ordinary course of business in accordance with past practices without the prior written consent of Buyer. Seller shall not permit any of its partners, officers, directors, shareholders, agents, employees or affiliates to pay any of Seller's accounts receivable from subscribers outstanding on the date hereof. Notwithstanding the foregoing, such persons shall be permitted to make payment for CATV services received by them at their own dwellings. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not, except as otherwise required by law: change the channel lineup of the Acquired Systems; add additional channels to the Acquired Systems, except for channels added at the request of a franchising authority as part of the process of renewing a Franchise (in which event, Seller shall give Buyer written notice of the addition of such channels); change its subscriber rates (provided, however, that if Seller is required to change its subscriber rates pursuant to a regulatory order, Seller may do so without the consent of Buyer upon 30 days' prior written notice); or conduct any extraordinary or unusual marketing or collection programs, including, without limitation, any amnesty programs, or any extraordinary collection practices which might adversely affect customer relationships. Seller shall comply with all laws, rules and regulations of federal, state, city and local governments. Seller shall not violate the terms of any lease or contract connected with the operation of the Acquired Systems or with the utilization of the Assets to be Acquired. Seller shall not grant any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in accordance with past practices, and provided that Seller may incent employees to remain employees of the Acquired Systems through the Closing Date without violating this covenant.

         5.02    Insurance.

         Seller shall use commercially reasonable efforts to maintain in full force and effect until Closing all existing insurance policies to cover and protect the Assets to be Acquired against damage or destruction.

         5.03    Organization

         Seller shall use commercially reasonable efforts consistent with sound business judgment to preserve intact its present business and organization, to retain the services of its present employees, to preserve its relationships with subscribers, suppliers and others having business relationships with it and to maintain the goodwill enjoyed within the municipalities serviced by the Acquired Systems.

         5.04    Access for Investigation.

         Seller shall afford Buyer and its representatives access during normal business hours to the properties, plant and equipment and to the books and records of Seller in order that Buyer shall have full opportunity to investigate the business affairs of Seller.

         5.05    Notice.

                 (a) Promptly upon Seller becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause any of the representations or warranties of Seller contained herein, or in any Schedule or Exhibit, to be inaccurate in any material respect, Seller shall give detailed written notice thereof to Buyer and shall use its best efforts to prevent or promptly remedy the same.

                 (b) Seller shall refrain from knowingly taking, and shall use commercially reasonable efforts to refrain from knowingly suffering or permitting, any action which would render untrue any of the representations or warranties of Seller contained herein, and Seller shall not knowingly omit to take any action reasonably required to maintain the goodwill enjoyed within the municipalities serviced by the Acquired Systems in the ordinary course of business, consistent with past practice.

         5.06    Consummation of Agreement.

         Seller shall use commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         5.07    Cooperation with Buyer.

         Seller shall cooperate, to the extent not inconsistent with its obligations hereunder, as Buyer may reasonably request, in apprising the municipalities serviced by the Acquired Systems and the utility companies which have issued the Pole Attachment Agreements of the sale of the Acquired Systems to Buyer in such manner as to preserve the goodwill of such municipalities and utility companies.

         5.08    Accounts List.

         Prior to the Closing Date, Seller shall deliver to Buyer a list of all persons to whom Seller makes recurring periodic payments in connection with the business and operations of the Acquired Systems (the "Accounts List"), except for persons to whom Seller makes recurring periodic payments in connection with any Excluded Asset. Each individual entry set forth on the Accounts List shall list the name and address of each account creditor and the approximate average amount and approximate frequency of the recurring periodic payments paid to each such account creditor. Seller shall use its reasonable efforts to ensure the accuracy and completeness of the Accounts List.

         5.09    FCC Approval.

         Seller shall make application to the FCC for the consent and approval of the FCC to the transfer of the ownership and operation of any FCC licenses of the Acquired Systems from Seller to Buyer, to the extent such consent and approval is required to be obtained.

         5.10    Certificates.

         On or before the Closing Date, Seller shall deliver to Buyer:
Certificates of Good Standing issued by the Secretary of State of Colorado as to Seller's good standing in such state and as to the general partner of Seller's good standing in such state and a Certificate of Good Standing from the State of New York.

         5.11    Third-Party Consents.

         Except for fees relating to filings required by the Hart-Scott-Rodino Antitrust Improvements Act, the costs of which shall be shared equally by Buyer and Seller, Seller shall, at its sole cost and expense, use commercially reasonable efforts to obtain prior to Closing all consents and approvals from third parties which are identified on Schedule 3.02; provided, however, that the costs and expenses associated with the performance after the Closing Date of obligations which are required by a third party as a condition of granting its consent or approval and which obligations are accepted by the Buyer shall be borne solely by the Buyer. All such consents shall be in writing and in form and substance reasonably satisfactory to Buyer. In the event that Buyer's cooperation is required to obtain such consents, Buyer shall reasonably cooperate with Seller and shall be responsible for its own out-of-pocket costs in connection therewith.

         5.12    Approval of Franchise Authorities.

         Seller shall use its commercially reasonable efforts to obtain the consent of the applicable franchisors to the transfer to Buyer of all of the Franchises. Seller shall use commercially reasonable efforts to obtain a certificate from each franchisor certifying that: (a) the Franchise was properly granted; (b) the Franchise was properly extended (if applicable);

(c) the Franchise is in accordance with all state and local laws; (d) the Franchise is validly existing and in full force and effect; (e) there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a default under the Franchise, or permit the franchisor to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof; and (f) the Franchise may be collaterally assigned to Buyer's lenders. Seller shall use its commercially reasonable efforts to obtain the approval of the New York State Cable Commission to the transfer of the Acquired Systems to Buyer, with no adverse conditions imposed on such transfer by the Commission. Buyer shall reasonably cooperate with Seller in Seller's efforts to secure such approvals and consents, including attending such meetings and providing such information with respect to Buyer as the franchisors or New York State Cable Commission may reasonably request. Buyer shall post any bond or other security reasonably required pursuant to the terms of such approvals and consents.

         5.13    FCC and Other Regulatory Compliance.

         Seller shall consult with Buyer prior to implementing any subscriber rate changes relating to the implementation of any FCC regulations, except as otherwise provided in Section 5.01 hereof.

         5.14    Approval of Lessors.

         Seller shall use its commercially reasonable efforts to obtain the consent of each lessor of real property relating to the Acquired Systems listed on Schedule 3.02 as being required to consent to the assignment to Buyer of any lease. Seller shall use its commercially reasonable efforts to obtain a certificate from the lessor under each lease for real property relating to the Acquired Systems to which Seller is a party and which is listed on Schedule
3.08 certifying that: (a) the lease is validly existing and in full force and effect; and (b) all payments under the lease due and payable prior to the date of such certificate have been paid in full.

         5.15    Employees.

         Seller shall terminate all of its employees immediately prior to Closing. Seller shall remain solely responsible for any termination benefits to which any of the employees is entitled by reason of such termination whether or not such person is subsequently employed by Buyer. Buyer shall have no obligation to offer employment to any of the employees of Buyer. Buyer shall notify Seller at least fifteen (15) days prior to the Closing Date of those employees to whom Buyer intends to offer employment. Buyer agrees to offer such employees credit for accrued overtime, sick pay, vacation pay, holiday pay and other employee benefits to the extent Buyer offers equivalent benefits to its existing employees and to the extent the foregoing are included as current liabilities under Section 2.05(a) hereof. Seller shall refrain from making any statements or communications to its employees regarding subsequent employment by Buyer or Buyer's employment policies without Buyer's prior written consent.

         5.16    Transitional Billing Services.

         Seller shall provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets in connection with the Acquired Systems for a period of up to 90 days following the Closing Date to allow for conversion of existing billing arrangements ("Transitional Billing Services"). Buyer shall notify Seller at least 10 days prior to Closing as to whether it desires Transitional Billing
Services. Transitional Billing Services, if any, that are requested by Buyer shall be provided on terms and conditions reasonably satisfactory to Seller; provided, however, that the amount to be paid by Buyer for such Transitional Billing Services shall not exceed the reasonable direct incremental cost to Seller of providing such Transitional Billing Services.

         5.17    Financial Statements.

         Seller shall provide Buyer with copies of all regularly prepared monthly financial statements relating to the Acquired Systems promptly after the same become available in the ordinary course, as well as copies of audited statements for the year ended December 31, 1995.

6.   CONDITIONS TO CLOSING - BUYER.

         6.01    Conditions to Obligations of Buyer.

         The obligations of Buyer to consummate the purchase of the Assets to be Acquired at Closing shall be subject to the satisfaction of the following conditions precedent, except to the extent waived by Buyer in writing:

                 (a) All of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time; Seller shall have performed and be in compliance in all material respects with all of the covenants, agreements, terms and provisions set forth herein on its part to be observed or performed, and no event which would constitute a material breach of the terms of this Agreement on the part of Seller shall have occurred and be continuing at the Closing Date.

                 (b) Since the date of this Agreement, (i) there shall not have occurred any material adverse change with respect to the Acquired Systems or their financial condition or operations, taken as a whole, other than any change arising out of events or conditions that affect the CATV industry generally, and (ii) there shall not have occurred any material damage, destruction, loss or other casualty to the Assets to be Acquired, taken as a whole, that has not been repaired or replaced.

                 (c) The general partner of Seller shall have executed and delivered to Buyer on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Buyer to the effect that the conditions set forth in each of the provisions of Section 6.01 (a) and (b) of this Agreement have been satisfied in full.

                 (d) Seller shall have delivered to Buyer complete and correct copies of the resolutions of its general and limited partners authorizing the execution, delivery and performance of the Seller Transaction Documents and the sale of the Assets to be Acquired and the transactions contemplated hereby, certified by the general partner of Seller.

                 (e) Seller shall have obtained and delivered to Buyer each of the consents of the governmental agencies and third parties designated on Schedule 3.02 as Required Consents, with no adverse conditions imposed by such consents.

                 (f) Buyer shall have received a legal opinion from the General Counsel of the general partner of Seller, dated the Closing Date and substantially in the form of Exhibit B attached hereto.

                 (g)     Seller shall have delivered to Buyer:

                         (i) the Non-Competition Agreements duly executed by Seller and its general partner;

                         (ii)     the Good Standing Certificates described in
         Section 5.1 0, and

                         (iii) a certificate of incumbency of the general partner of Seller duly executed by the Assistant Secretary and each of the officers of the general partner executing this Agreement and the documents delivered hereunder on behalf of Seller.

                 (h) Buyer shall have received an opinion of Dow Lohnes & Albertson, FCC counsel for Seller, dated the Closing Date and substantially in the form of Exhibit C.

                 (i) All documents and other items required to be delivered hereunder to Buyer at or prior to Closing shall have been delivered or shall be tendered at the Closing.

                 (j) On the Closing Date, no suit or action or other proceeding shall be pending or threatened before any court or other governmental agency against Seller or Buyer in which the consummation of the transactions contemplated by this Agreement are sought to be enjoined.

                 (k) Seller shall have delivered to Buyer, at Seller's expense, at least ten (10) days prior to the Closing Date, lien searches dated not more than forty (40) days prior to the Closing Date showing all UCC-1 financing statements filed with any filing offices in the States of New York and Colorado wherein Seller is named a debtor, all federal, state or local tax liens filed against the Seller, and all unsatisfied judgments naming Seller as judgment debtor, all of which shall be released or terminated prior to or at the Closing.

                 (l) All notification and report forms required to be filed on behalf of the parties to this Agreement with the FTC and the DOJ under the HSR Act and rules shall have been filed, and the waiting period required to expire under the HSR Act and rules, including any extension thereof, shall have expired or early termination of the waiting period shall have been granted.

                 (m) Seller shall have delivered to Buyer a commitment or commitments for owner's title insurance with respect to real estate owned by Seller as part of the Assets to be Acquired, issued by a nationally reputable entity, agreeing to insure marketable title in fee simple to each parcel of real property, subject only to (a) zoning restrictions, prohibitions, and other requirements imposed by any governmental authority having jurisdiction over the property, (b) public utility easements of record, (c) taxes not yet due and payable, (d) easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business which do not materially interfere with the ordinary use of the property, and (e) other standard exceptions, including survey exceptions. Such commitment or commitments shall be dated not more than sixty (60) days prior to the Closing Date
(provided that any insurance shall be obtained at Buyer's cost).

                 (n) Seller shall stand ready to deliver the matters described in Section 8 hereof.

7.   CONDITIONS TO CLOSING - SELLER.

         7.01     Conditions to Obligations of Seller.

         The obligations of the Seller to consummate the sale of the Assets to be Acquired at Closing shall be subject to the satisfaction of the following conditions precedent, except to the extent waived by Seller in writing:

                  (a) All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, and Buyer shall be in compliance in all material respects with all of the covenants, agreements, terms and provisions set forth herein on its part to be observed and performed, and no event which would constitute a material breach of the terms of this Agreement on the part of Buyer shall have occurred and be continuing at the Closing Date.

                  (b) An executive officer of Buyer shall have executed and delivered to Seller on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Seller to the effect that the conditions set forth in each of the provisions of Section 7.01(a) of this Agreement have been satisfied in full.

                  (c) Buyer shall have delivered the Purchase Price, as adjusted, to Seller in accordance with Section 2.03.

                  (d) Buyer shall have delivered to Seller complete and correct copies of the corporate resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and the purchase of the Assets to be Acquired.

                  (e) Seller shall have received an opinion from Colin Higgin, Deputy General Counsel for Buyer, dated the Closing Date substantially in the form of Exhibit D hereto.

                  (f) On the Closing Date, no suit or action or other proceeding shall be pending or threatened before any court or other governmental agency against Seller or Buyer in which the consummation of the transactions contemplated by this Agreement are sought to be enjoined.

                  (g) Buyer shall have executed and delivered to Seller assumption documents in form and substance reasonably satisfactory to Seller pursuant to which Buyer shall have assumed the Assumed Liabilities.

                  (h) Buyer shall have delivered to Seller Certificates of Good Standing issued by the Secretary of State of Delaware and the Commonwealth of Pennsylvania as to Buyer's good standing in such jurisdictions.

                  (i) The limited partners of Seller shall have approved the transaction contemplated by this Agreement in accordance with the requirements of the Seller's Limited Partnership Agreement. The general partner of Seller shall use commercially reasonable efforts to obtain such approval as soon as practicable after the execution of this Agreement, and shall continue such efforts up until the Termination Date, if necessary, and the general partner of Seller agrees to recommend such approval to each limited partner of Seller during such period and during such period to otherwise take such steps as are necessary or reasonable to obtain such approval.

                  (j) All notification and report forms required to be filed on behalf of the parties to this Agreement with the FTC and the DOJ under the HSR Act and rules thereunder shall have been filed, and the waiting period required to expire under the HSR Act and rules thereunder, including any extension thereof, shall have expired or early termination of the waiting period shall have been granted.

                  (k) Buyer shall have delivered to Seller a certificate of incumbency duly executed by the Assistant Secretary of the Buyer and each of the officers of Buyer executing this Agreement and the documents delivered hereunder.

8.   CLOSING.

         8.01     Action to be Taken at and after Closing.

                  (a)     At Closing, Seller shall deliver to Buyer:

                          (i)      Such bills of sale, endorsements,
         assignments, general warranty deeds and other good and sufficient instruments of transfer and conveyance as shall be reasonably deemed necessary or appropriate by Buyer to vest in or confirm to Buyer good and marketable title to all of the assets and properties constituting the Assets to be Acquired, free and clear of any and all liens, security interests, mortgages, charges or encumbrances of any kind, except for current taxes which are not yet due and payable but which are timely paid;

                          (ii) A complete itemized list of all of Seller's subscriber accounts receivable relating to the Acquired Systems as of a date no later than thirty (30) days prior to the Closing Date, showing sums due and their respective aging for the period ending on the Closing Date;

                          (iii) A true, accurate and complete schedule as of the Closing Date of monetary obligations owed by Seller and not yet paid, items billed to Seller and not yet paid, items charged to or claimed against Seller and not yet paid, whether or not disputed, under each of the Franchises, Pole Attachment Agreements and Agreements to be assumed by Buyer under the terms of this Agreement;

                          (iv) Actual possession and operating control of the Acquired Systems;

                          (v) The documents and instruments required to be delivered by Seller to Buyer pursuant to the terms of Section 6; and

                          (vi) All of the consents designated as Required Consents on Schedule 3.02.

                  (b)     At Closing, Buyer shall deliver to Seller:

                          (i) The Purchase Price, as adjusted in accordance with Section 2.03; and

                          (ii) The documents and instruments required to be delivered by Buyer to Seller pursuant to the terms of Section 7.

                 (c) After Closing, Seller shall deliver to Buyer, as received from time to time:

                          (i) any cash or other property that it may receive in respect to subscriber accounts receivable received after the Closing Date relating to the business and operations of the Acquired Systems arising prior to or subsequent to the Closing Date;

                          (ii) any Assets to be Acquired not effectively transferred to Buyer at the Closing; and

                          (iii) from time to time at the request of Buyer and without further consideration, such further instruments of conveyance, transfer and assignment as Buyer may reasonably request in order to convey more effectively the transfer to Buyer of any of the Assets to be Acquired, and Seller shall assist Buyer in the reduction to possession of any such assets, possession of which was not delivered to Buyer at Closing. Buyer shall be responsible for the preparation of all of the documents incidental to such conveyance, transfer and reduction to possession.

9.   REAL ESTATE PRORATION AND ADJUSTMENT ITEMS.

         Water and sewer charges, municipal garbage and rubbish removal charges, rents, interest, real estate taxes, utilities and other charges of an annual or recurrent nature assessed against or paid in conjunction with the ownership or operation of any real property owned by Seller to be transferred to Buyer hereunder shall be prorated as of the Closing Date. Real estate taxes shall be prorated as of the Closing Date. Real estate taxes for the calendar year of Closing shall be prorated based upon real estate taxes levied or estimated to be levied in that year by each taxing body (without regard to the date of levy or the fiscal year of the taxing body); provided, however, if any of such real estate taxes have not yet been levied as of the Closing Date for the calendar year in which the Closing Date occurs, the tax proration shall be based upon the prior year's tax levy, taking into account any adjustments in real estate tax assessments which may have been made. Upon final levy of the real estate taxes, Seller and Buyer agree that a final proration will be made as of the Closing Date, and if it is determined that either party shall owe the other based upon a discrepancy between the amounts included in the Final Adjustment and the final proration, then the owing party shall make payment to the other within thirty (30) days of final settlement thereof.

10.  DAMAGE TO PROPERTY AND RISK OF LOSS.

                 (a) The risk of any loss or damage to the Assets to be Acquired and the Acquired Systems resulting from fire, theft or any other casualty (but excluding any loss or damage attributable to reasonable wear and tear) ("Damage") shall be borne by Seller at all times prior to the Closing. In the event that any such Damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of all or any portion of the Acquired Systems within twenty (20) days from the occurrence of the event resulting in such loss or damage, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged property, and Buyer, at any time within ten (10) days after receipt of such notice, may elect either (a) to waive such defect and proceed toward consummation of the transaction in accordance with the terms of this Agreement, or (b) to terminate this Agreement. If Buyer elects to terminate this Agreement pursuant to this Section, the parties hereto shall stand fully released and discharged of any and all obligations hereunder.

                 (b) If Buyer shall elect to consummate this transaction notwithstanding such Damage and does so, there shall be no diminution of the Purchase Price, and all insurance proceeds (other than for bodily injury or for damage to property other than the Assets to be Acquired or for business interruption prior to the Closing Date) payable as a result of the occurrence of the event resulting in the Damage shall be delivered to Buyer, or the rights thereto shall be assigned to Buyer if not yet paid over to Seller, and Seller shall pay to Buyer the amount of any deductible associated with the insurance claim.

                 (c) Notwithstanding the provisions of this Section 10, in the event of Damage to the Acquired Systems which is not material damage to the Acquired Systems, Seller shall have the full responsibility for the completion of all necessary repair and/or restoration work with respect to such damage, whether or not such work is capable of being completed prior to the Closing Date, and shall promptly and with due diligence, in a prudent and workmanlike manner, proceed with such work, time being of the essence.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION.

         11.01   Survival of Representations and Warranties.

         All representations, warranties, covenants, stipulations, certifications, indemnities and agreements contained herein or in any document delivered pursuant hereto shall survive the consummation of the transactions provided for in this Agreement; provided that the representations and warranties contained in this Agreement shall expire and be extinguished six months after the Closing Date, except for representations and warranties relating to (i) title and ownership, which shall survive forever, (ii) environmental matters, which shall survive for five years, and (iii) tax matters, which shall survive until the third annual anniversary of the Closing Date, and Buyer's and Seller's rights to make claims based thereon shall likewise expire and be extinguished on such dates. The parties hereto acknowledge and agree that Seller shall remain responsible for any refund liability with respect to the rates charged by Seller in the Acquired Systems through the Closing Date and Buyer's right to be indemnified for any such claims shall survive forever.

         11.02   Indemnification.

                 (a) Seller and Jones shall, jointly and severally, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, damages, losses, deficiencies and expenses (including reasonable attorneys' fees and expenses and costs of suit.

including, but not limited to, travel expenses and discovery costs for such matters as transcripts, photocopying, subpoenas and telecopies) (individually, a "Loss" and collectively, "Losses") arising out of (i) any and all inaccurate representations and warranties, and out of any and all breaches of covenants, agreements and certifications made by or on behalf of Seller in this Agreement or in any document delivered hereunder, (ii) any failure to comply with any applicable bulk transfer acts, or (iii) any and all liabilities and obligations of Seller (except for the Assumed Liabilities) and any and all liabilities and obligations of Seller not disclosed to Buyer in this Agreement; provided that in connection with the indemnification provided for in Section 11.02(a)(i) hereof, Seller and Jones shall not be obligated to indemnify Buyer for Losses subject to indemnification thereunder (other than Losses relating to tax matters) once the total amount of Losses for which Seller and Jones have provided indemnification under such Section 11.02(a)(i) equals $4,500,000 ("Seller's Cap"). Buyer shall not be entitled to be indemnified by Seller or Jones for any Losses under this Section 11.02(a) arising out of any single claim or aggregate claims until the total amount of all such Losses suffered or paid by Buyer exceeds $250,000 ("Seller's Basket"). Buyer shall then be entitled to be indemnified for all such Losses under this Section 11.02(a) arising out a single claim or aggregate claims. For example, if the total amount of such Losses equals $252,000, Buyer shall be entitled to be indemnified for the entire amount of such Losses, and not just the amount of Losses in excess of $250,000.

                 (b) Buyer shall defend, indemnify and hold Seller harmless from and against any and all Losses arising out of (i) any and all inaccurate representations, and out of any and all breaches of covenants, warranties, stipulations, agreements and certifications made by or on behalf of Buyer in this Agreement or in any document delivered by Buyer hereunder; (ii) the Assumed Liabilities; and (iii) all debts, liabilities or claims owing by or against Buyer subsequent to the Closing Date or arising out of the business activities of Buyer subsequent thereto; provided that Buyer shall not be obligated to indemnify Seller for Losses subject to indemnification hereunder once the total amount of Losses for which Buyer has provided indemnification hereunder equals $4,500,000.

         11.03  Indemnification with Respect to Third-Party Claims.

                  (a) Definition. As used herein, a "Third-Party Claim" means a Loss or potential Loss for which indemnification is claimed by Buyer or Seller (the "Indemnitee") under the provisions of this Article 11 and which is consequent to a claim against the Indemnitee by a person, corporation, association, partnership or other business organization, or an individual, or a government, any political subdivision thereof or a governmental agency by commencement against the Indemnitee of a legal action or proceeding or receipt by the Indemnitee of an assertion of a claim for which indemnification is provided pursuant to this Article 11 by Buyer or Seller and Jones, as the case may be (the "Indemnitor").

                 (b) The Indemnitee will give notice of a Third-Party Claim to the Indemnitor, together with, if such Third-Party Claim is subject to arbitration pursuant to Section 14 hereof, demand for arbitration, stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third-Party Claim or similar document. No claim for indemnification on account of a Third-Party Claim shall be made and no indemnification therefor shall be available under this Article 11 until the Indemnitee shall have given initial written notice of its claim to the Indemnitor.

                 (c) Retention of Counsel by the Indemnitor. Except as hereinafter provided (including, but not limited to, Section 11.03(d)(ii) hereof), the Indemnitor shall engage counsel to defend a Third-Party Claim, and shall provide notice to the Indemnitee not later than 15 business days following delivery by the Indemnitee to the Indemnitor of a notice of a Third Party Claim, such notice to include an acknowledgment by the Indemnitor that it will be liable in full to the Indemnitee for any Losses in connection with such Third-Party Claim. The Indemnitee will fully cooperate with such counsel. The Indemnitor will cause such counsel to consult with the Indemnitee as appropriate as to the defense of such claim, and the Indemnitee may, at its own expense, participate in such defense, assistance or enforcement, but the Indemnitor shall control such defense, assistance or enforcement. The Indemnitor will cause such counsel engaged by the Indemnitor to keep the Indemnitee informed at all times of the status of such defense, assistance or enforcement.

                 (d)     Employment of Counsel by the Indemnitee.

                         (i) Notwithstanding the provisions of Section 11.03(c), the Indemnitee shall have the right to engage counsel and to control the defense of a Third-Party Claim if the Indemnitor shall not have notified the Indemnitee of its appointment of counsel and control of the defense of a Third-Party Claim pursuant to Section 11.03(c) within the time period therein provided.

                         (ii) Notwithstanding the engagement of counsel by the Indemnitor, the Indemnitee shall have the right, at its own expense, to engage counsel to participate jointly with the Indemnitor in, and to control jointly with the Indemnitor, the defense of a Third-Party Claim if (x) the Third-Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have an effect on the conduct of the Indemnitee's business, or (y) the Third-Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date, or (z) the claims involve monetary damages which could exceed Seller's Cap.

                         (iii) If the Indemnitee chooses to exercise its right to appoint counsel under this Section 11.03(d), the Indemnitee shall deliver notice thereof to the Indemnitor setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel.

                         (iv) The reasonable fees and expenses of counsel and any accountants, experts or consultants engaged by the Indemnitee in accordance with the provisions of Section 11.03(d)(i) in connection with defending a Third-Party Claim shall be paid by the Indemnitor in accordance with the provisions of this Article 11. If the Indemnitee's employment of counsel is for a Third-Party Claim of the type described in subdivision (ii)(y) or (ii)(z) of this Section 11.03(d), then subject to the provisions of Section 11.03(e), the amount of fees and expenses so payable by the Indemnitor shall be that fraction of the aggregate of such fees and expenses, the numerator of which is the portion of the amount of any judgment on, or settlement of, such Third-Party Claim for which the Indemnitee is indemnified pursuant to this Article 11 and the denominator of which is the total amount of such judgment or settlement, but provided further, if such defense of a Third-Party Claim is successful (in the sense that as a consequence thereof, there is no Loss (other than such fees and expenses) for which the Indemnitee is indemnified pursuant to this
         Article 11), the Indemnitee and the Indemnitor will attempt in good faith to reach an agreement on the amount of such fees and expenses so payable by the Indemnitor.

                 (e)     Settlement of Third-Party Claims.

                         (i) The Indemnitor may settle any Third-Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the Indemnitor pursuant to this
         Article 11.

                         (ii)    The Indemnitor will not enter into a
         settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the Indemnitor pursuant to this
         Article 11 without the written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned).



                         (iii)   The Indemnitee will not enter into a
         settlement of a Third Party Claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, under the circumstances described in subdivision (i) of Section 11.03(d), if the Indemnitor has accepted all or any portion of the liability for such Third-Party Claim. Otherwise, the Indemnitee shall be free to compromise, defend and settle Third-Party Claims without prejudice to any of its rights hereunder or under applicable law.

                         (iv) As to any Third-Party Claim of the type described in subsection (ii)(y) or subsection (ii)(z) of Section 11.03(d), the Indemnitee and the Indemnitor shall consult as to any proposed settlement. If the Indemnitee notifies the Indemnitor that it wishes to accept a proposed settlement and the Indemnitor is unwilling to do so, if the amount for which the Third-Party Claim is ultimately resolved is greater than the amount for which the Indemnitee desired to settle, then (x) the Indemnitee shall be liable only for the amount, if any, which it would have paid had the Third-Party Claim been settled as proposed by the Indemnitee, and (y) all reasonable attorneys' fees and expenses and costs of suit incurred by the Indemnitee subsequent to the time of the proposed settlement shall be paid or reimbursed by the Indemnitor.

                         (v) In determining whether to accept or reject any settlement proposal, each party shall act in good faith and with due regard for the reasonable commercial and financial interests of the other.

                (f) Claims as to Which Indemnification is Partially Payable. Notwithstanding the foregoing, in the event of any settlement of, or final judgment with respect to, a Third-Party Claim which relates to acts, omissions, conditions, events or other matters occurring both before and after the Closing Date, the Indemnitee and the Indemnitor shall negotiate in good faith as to the portion of such Third-Party Claim as to which such indemnification is payable.

                (g) Cooperation, etc. The Indemnitee and the Indemnitor shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any claim or action. Without limiting the generality of the foregoing, the party controlling the defense or settlement of any matter shall take steps reasonably designed to ensure that the other party and its counsel are informed at all times of the status of such matter. Neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith. The Indemnitor and Indemnitee shall enter into such confidentiality and other non-disclosure agreements as the Indemnitee or Indemnitor, as the case may be, shall reasonably request in order to protect trade secrets and other confidential or proprietary information of the Indemnitee or Indemnitor, as the case may be.

12.   TERMINATION.

         12.01 Termination by Mutual Agreement.

         This Agreement may be terminated prior to Closing (i) by mutual agreement of Seller and Buyer or (ii) by Buyer in the event of a substantial loss under Section 10. In such event, this Agreement shall terminate and neither Buyer nor Seller shall have any further obligation or liability to the other hereunder, except that Sections 14, 15, 16.05, 16.06 and 16.07 of the Agreement shall survive and continue in full force and effect notwithstanding such termination.

         12.02 Buyer's Default.

         Concurrently with the execution of this Agreement, Buyer has delivered to Seller an irrevocable letter of credit issued by a financial institution reasonably acceptable to Seller in the amount of $84,000,000 and in the form attached hereto as Exhibit E (the "Letter of Credit"). In the event that the transactions contemplated by this Agreement are not consummated on the Closing Date (if and as extended upon the mutual agreement of Seller and Buyer) due to Buyer's failure or refusal to close, and all of the conditions specified in
Section 6 shall have been satisfied, Seller shall be entitled, at its sole option and discretion, either to: (A) draw down the amount of the Purchase Price, as adjusted in accordance with Section 2.03, under the Letter of Credit immediately upon tendering to Buyer the instruments and documents specified in
Section 8.01(a), provided that Seller's Closing Notice advised Buyer of Seller's intent to make such draw in the event Buyer failed or refused to close; or (B) terminate this Agreement and pursue any and all of its equitable and legal causes of action against Buyer, provided that Seller's right to recover damages against Buyer shall not be limited in any respect by the provisions of Section 11.02 hereof or otherwise, and provided further that the Letter of Credit shall be returned to the financial institution issuing the Letter of Credit upon such termination. Payment of a draw under the Letter of Credit shall not constitute an admission by Buyer of Seller's entitlement to such funds. Buyer shall have the right to pursue all of its equitable and legal causes of action against Seller as a result of any such draw and Buyer's right to recover damages from Seller as a result thereof shall not be limited in any respect by the provisions of Section 11.02 hereof or otherwise.

         12.03 Seller's Default.

         In the event that the transactions contemplated by this Agreement are not consummated on the Closing Date (if and as extended) due to Seller's failure or refusal to close, and all of the conditions specified in Section 7 shall have been satisfied, Buyer shall be entitled to pursue any and all of its equitable and legal causes of action against Seller.

         12.04 Termination by Buyer or Seller.

         This Agreement may be terminated by Buyer or Seller at any time after September 30, 1996 (the "Termination Date") in the event that any condition set forth in Sections 6 or 7 hereof has not been satisfied or tendered by the party owing performance for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations under this Agreement, or waived by the party for whose benefit the condition is intended. Upon such termination, neither Buyer nor Seller shall have any further obligation or liability to the other hereunder, except that Sections 14, 15, 16.05, 16.06 and 16.07 of this Agreement shall survive and continue in full force and effect notwithstanding such termination.

13.  NOTICE.

         All notices and other communications hereunder shall be in writing and delivered by one of the following methods of delivery: (i) personally, (ii) by registered or certified mail, return receipt requested, postage prepaid, (iii) by overnight courier, or (iv) by legible facsimile transmission, in all cases addressed as follows:

                      To Buyer:

                      Global Acquisition Partners, L.P.
                      5 West Third Street
                      Coudersport, PA 16915
                      Telecopy: (814) 274-8631
                      Attention: Colin H. Higgin, Esq.

                            With a copy to:

                                    Buchanan Ingersoll Professional Corporation
                                    One Oxford Centre
                                    301 Grant Street, 20th Floor
                                    Pittsburgh, PA 15219-1410
                                    Telecopy: (412) 562-1041
                                    Attention: Bruce I. Booken, Esq.

                      To Seller or Jones:

                      Jones Intercable, Inc.
                      9697 E. Mineral Avenue
                      Englewood, CO 80112
                      Telecopy: (303) 799-4675
                      Attention: President

                            With a copy to:

                                    Jones Intercable, Inc.
                                    9697 E. Mineral Avenue
                                    Englewood, CO 80112
                                    Telecopy: (303) 799-1644
                                    Attention: General Counsel

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice shall be deemed received the same day (when delivered personally), five (5) days after mailing (when sent by registered or certified mail) or the next business day (when sent by facsimile transmission or when delivered BY OVERNIGHT courier). Any party to this Agreement may change its address to which all communications and notices may be sent hereunder by addressing notices of such change in the manner provided.

14.  BROKERAGE COMMISSION.

         Buyer and Seller each represent and warrant that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by each directly with the other without intervention of any person, except that Seller has retained The Jones Group, Ltd. (the "Group") as its sole broker and finder in connection with this Agreement and the transactions contemplated hereby, and Seller has agreed to pay the entire commission of the Group. Buyer shall have no liability or responsibility for the commissions payable to the Group. Each party to this Agreement indemnifies the other and holds it harmless against and in respect of any claim against the other for brokerage or other commissions relative to this Agreement and the transactions contemplated hereby by the indemnifying party's employees, agents or consultants.

15.   LAWS GOVERNING.

         15.01 Laws Governing.

         The construction, interpretation and enforcement of this Agreement and the rights of the parties hereunder shall be governed by the laws of the State of New York without regard to any jurisdiction's conflicts of law provisions.

         15.02 Consent to Jurisdiction.

         Each of the parties hereto hereby irrevocably consents and submits to the nonexclusive personal jurisdiction of the United States District Court for the Western District of New York and the courts of Erie County, New York over any suit, action or proceeding under this Agreement, and irrevocably agrees that all claims with respect thereto may be heard and determined in such courts. Service of process in any such suit, action or proceeding may be made in the manner hereinabove set forth for the giving of notices and the same shall constitute valid personal service for all purposes, each party hereby waiving personal service by other means.

16.   MISCELLANEOUS.

         16.01 Counterparts; Telecopy.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

         16.02  Assignment.

         This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement to one or more of the subsidiaries or affiliates of Buyer, without the prior written consent of Seller, provided Buyer remains primarily liable to fully perform the terms of this Agreement.

         16.03  Entire Agreement.

         This Agreement is an integrated document, contains the entire agreement between the parties, wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties hereto with respect to such subject matter. No change, modification, termination, notice of termination, discharge or abandonment of this Agreement or any of the provisions hereof, nor any representation, promise or condition relating to this Agreement, shall be binding upon the parties hereto unless made in writing and signed by the parties hereto, except that termination or notices of termination which may be effected pursuant to the terms of this Agreement by either party to the Agreement shall be binding if made in writing and signed by the applicable party.

         16.04 Interpretation.

         Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. All references to Sections, subsections, Schedules or Exhibits contained in this Agreement are references to the Sections and subsections of this Agreement and the Schedules or Exhibits described on the list immediately following the signature page hereto and attached hereto. All references to the word "including" shall have the meaning represented by the phrase "including without limitation." As used herein, the phrase "after due inquiry" is limited to inquiry within the organization of Seller or Buyer, as the case may be. As used herein, the phrase "commercially reasonable efforts" shall not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing and processing fees, if any.

         16.05 Expenses.

         Except as otherwise expressly provided herein, Seller and Buyer each will pay all costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with. Seller and Buyer agree to share equally (i) any sales or transfer taxes, recording fees or other similar costs or fees payable in connection with the transfer of the Assets to be Acquired, (ii) the costs and expenses relating to the appraisals performed pursuant to Section 2.04, and (iii) the fees required under the HSR Act.

         16.06 Confidentiality.

         Any and all information obtained by Buyer from Seller in connection with the transactions contemplated by this Agreement which is confidential in nature (collectively, the "Evaluation Material") shall be kept strictly confidential by Buyer prior to the Closing Date; provided, however, that any Evaluation Material may be disclosed to agents, employees, officers, directors, investors, advisors and other representatives of Buyer who need to know such Evaluation Material (it being agreed that such representative shall be informed by Buyer of the confidential nature of such Evaluation Material and shall be directed to deal with such Evaluation Material confidentially) and, further, may be disclosed to the extent required by law, including applicable securities laws, or by written or oral question or request for information or documents in legal proceedings, interrogatories, subpoenas, civil investigative demands or similar processes. For purposes of this Agreement, the term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of disclosure by Buyer or any Buyer representative in violation of the terms hereof, (ii) was available on a non-confidential basis prior to disclosure to Buyer by Seller or any of their directors or any of its directors, officers, employees, agents or representatives, or (iii) becomes available to Buyer on a non-confidential basis from a source which is not bound by a confidentiality agreement with Seller.

         16.07 Public Announcements.

         Neither Buyer nor Seller shall, without the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law (including any legal obligation imposed on Buyer in connection with its status as a publicly-held corporation), in which case the other party shall be advised and Buyer and Seller shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

         16.08 Waivers.

         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof, but any such waiver must be in writing and must comply with the notice provisions contained in Section 13. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         16.09 Partial Invalidity.

         Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of the transactions contemplated hereby to be unreasonable.

        16.10 Incorporation by Reference.

        Any and all Schedules, Exhibits, Recitals, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Agreement.

        16.11 Attorneys' Fees.

        Notwithstanding any other provision of this Agreement, the prevailing party in any litigation or other legal proceeding between Buyer and Seller with respect to this Agreement or the transactions contemplated hereby shall be entitled to recover from the nonprevailing party its reasonable attorneys' fees and costs of the proceeding.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers on the day and year first above written.

                                         GLOBAL ACQUISITION PARTNERS, L.P.

                                         By:     /s/ [ILLEGIBLE]
                                                -------------------------------

                                         Title:  General Partner
                                                -------------------------------


                                         CABLE TV FUND 11-B, LTD,

                                         By:  JONES INTERCABLE, INC.,
                                              General Partner



                                         By:     /s/ JAMES B. O'BRIEN
                                               -------------------------------

                                         Title:  President
                                               -------------------------------

                                         JONES INTERCABLE, INC.



                                         By:     /s/ JAMES B. O'BRIEN
                                               -------------------------------

                                         Title:  President
                                               -------------------------------




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